EXHIBIT 99.1

Intermountain Community Bancorp Reports 2009 Results With Solid Liquidity and 12.6% Total Risk Based Capital Ratio

SANDPOINT, Idaho, Feb. 16, 2010 (GLOBE NEWSWIRE) -- Intermountain Community Bancorp (OTCBB:IMCB), the holding company for Panhandle State Bank, reported 2009 financial results with solid liquidity, strong increases in customer deposits and lower loan delinquencies. Reflecting the difficult economic environment in the Pacific Northwest, Intermountain reported that following a $36.3 million provision for loan losses, it recorded a net loss applicable to common shareholders of $23.0 million, or $2.75 per common share. In 2008, net income was $1.2 million, or $0.14 per diluted common share, which included $10.4 million in loan loss provision.  For the fourth quarter of 2009, the net loss applicable to common shareholders totaled $8.4 million, or $1.00 per common share, compared to a net loss of $2.9 million, or $0.35 per common share, in the fourth quarter of 2008.

2009 Highlights (at or for the period ended Dec. 31, 2009, compared to Dec. 31, 2008, or September 30, 2009)

  Deposits increased 3.7% year-over-year, and core deposits from local customers account for more than 80% of total deposits.
  Local deposit market share increased in virtually all of the Company's markets in 2009.
  Total Risk Based Capital Ratio was 12.6% and Tier 1 Leverage Ratio was 8.7%.
  Liquidity continues at historically high levels represented by cash and cash equivalents, marketable securities, local deposit growth and borrowing line availability.
  Reserves for potential loan losses stood at $16.6 million, or 2.47% of total loans compared to 2.14% a year ago.
  Allowance for loan losses was 87.2% of nonperforming loans (NPL's) up from 60.2% a year ago.
  Asset quality at year end improved from the immediate prior quarter with nonperforming assets (NPAs) to total assets falling to 2.83% from 3.47% the prior quarter and loan delinquencies (30 days past due and over) down to 0.93% of total loans from 1.48%.
  Book value per common share was $7.62 and tangible book value per common share was $6.18 at December 31, 2009.
  All of the initial goals of the bank's outreach and community development program, Powered by Community, have been achieved, including engaging 1,000 community leaders, leveraging 100 community initiatives, and committing 100% employee awareness and volunteer participation. Future efforts will build on these successes, with a strong focus on developing partnerships and new business through local projects.

"In 2009, we saw the most difficult economic conditions in recent memory and banks throughout the nation are stressed. Like many of our peers, our financial results in 2009 were, frankly, far below anything we would have predicted a year ago," said Curt Hecker, Chief Executive Officer. "Fortunately, we have a strong balance sheet, high level of reserves, ample liquidity and a valuable and loyal local deposit base. We believe that we will emerge from this difficult time period a stronger and more resilient institution."

"While all of the markets we serve were impacted by the downturn, some were more affected than others. In fact, some sectors of the greater Boise market fell by as much as 75%, and our loan portfolio suffered significant losses last year," Hecker continued. "We feel we have written down the most vulnerable parts of our loan portfolio aggressively, both by geographic location and by loan type. In addition, we have generally avoided making non-owner occupied commercial real estate loans in those markets in our footprint we believe were overbuilt, and in those types, such as retail strip development and office buildings, that are most vulnerable. Overall, our commercial real estate portfolio is more than 47% owner occupied (including properties where the owner occupies a portion of the building and leases the remainder)."

"Through the diligent and aggressive efforts of our credit workout team, we believe the quality of our asset portfolio was improved at the end of the fourth quarter compared to the prior two quarter ends, with almost every credit quality metric moving in the right direction," said Hecker. "The levels of total classified loans, loan delinquencies, nonperforming assets and other real estate owned all declined from the prior two quarters. While we do not see an immediate upturn on the horizon in our markets, we also do not see the high levels of devaluation in 2010 that we saw last year."

Asset Quality and Credit Review

High unemployment, low consumer confidence and continuing weakness in real estate are still strong influences in the Pacific Northwest economy. Nevertheless, at December 31, 2009, nonperforming loans fell $3.3 million, and total NPAs fell $6.1 million from the preceding quarter. At quarter end, NPAs to total assets fell to 2.83% from 3.47% in the preceding quarter.  Loan delinquencies (30 days or more past due) also declined during the fourth quarter to 0.93% from 1.48% of total loans at the end of the third quarter.

Residential land and construction assets continue to comprise most of the nonperforming loans and other real estate owned (OREO) totals, reflecting the weakness in the housing market. "Our special assets team is doing a good job of addressing the problems in the overall loan portfolio. They continue to move properties through the collections process and are making steady progress," said Hecker.  The following table summarizes nonperforming assets by geographic region.

NPA by location	North Idaho -- Eastern Washington	Magic Valley Idaho	Greater Boise Area	E. Oregon, SW Idaho excluding Boise	Other	Total	% of Loan type to total non-performing assets
12/31/2009
(Dollars in thousands)
Commercial	$ 2,194	$ 303	$ 161	$ 441	$ --	$ 3,099	10.1%
Commercial real estate	3,096	1,182	399	527	31	5,235	17.1%
Commercial construction, including all land development and land loans	9,092	1,153	2,171	1,123	2,875	16,414	53.7%
Multifamily	--	135	--	--	--	135	0.4%
Residential real estate	3,250	--	422	199	380	4,251	13.9%
Residential construction	817	--	553	--	--	1,370	4.5%
Consumer	64	18	6	--	--	88	0.3%
Total	18,513	2,791	3,712	2,290	3,286	30,592	100.0%

Percent of total NPA	60.52%	9.12%	12.13%	7.49%	10.74%	100.0%

Balance Sheet and Loan Portfolio Summary:

Assets totaled $1.08 billion at December 31, 2009, a decrease of 2.3% from a year ago. "As we reconfigure the loan portfolio to reduce concentration and minimize risk, we anticipate that our assets will be flat or down for the next few quarters," said Doug Wright, Chief Financial Officer. The loan portfolio declined 12.9% year-over-year which is a $97.0 million reduction in total loans. The majority of the decline was in residential construction loans, down $68.8 million, commercial construction and land development loans, down $17.0 million and commercial loans, down $10.3 million. Agricultural lending continues to be a positive part of the commercial and commercial real estate loan mix with agricultural operating and real estate loans totaling $110.3 million or 16.4% of the loan portfolio.

LOANS BY CATEGORIES
(Dollars in thousands)	12/31/2009	% of total	9/30/2009	% of total	12/31/2008	% of total
Commercial	$217,192	32.3%	$222,381	31.1%	$227,521	29.5%
Commercial real estate	197,352	29.4%	200,235	27.9%	185,909	24.2%
Commercial construction, includes all land development loans	67,293	10.0%	74,032	10.3%	84,276	11.0%
Multifamily	18,067	2.7%	17,938	2.5%	18,617	2.4%
Residential real estate	65,544	9.7%	70,771	9.9%	72,301	9.4%
Residential construction	83,518	12.4%	105,960	14.8%	152,295	19.8%
Consumer	18,287	2.7%	19,424	2.7%	23,245	3.0%
Municipal	5,061	0.8%	5,835	0.8%	5,109	0.7%
Total loans receivable	672,314	100.0%	716,576	100.0%	769,273	100.0%
Net deferred origination fees	(104)		84		(225)
Allowance for losses on loans	(16,608)		(17,613)		(16,433)
Loans receivable, net	$655,602		$699,047		$752,615

In terms of geographic distribution, the majority of the company's loans are in north Idaho, eastern Washington and southwest Idaho outside the Boise area. "Although economic trends and real estate valuations have worsened in these market areas, delinquency levels and price declines have been less significant than in Boise or other areas of the country, and are anticipated to stabilize earlier," commented Hecker. "In particular, our southwest Idaho and Magic Valley markets are largely agricultural areas which have not seen rapid price appreciation or depreciation over the last few years." Through aggressive loan workout efforts, the Company has reduced its exposure to the Boise area market significantly over the last year.

Loan Portfolio by Location 12/31/2009	North Idaho - Eastern Washington	Magic Valley Idaho	Greater Boise Area	E. Oregon, SW Idaho, excluding Boise	Other	Total	% of Loan type to total loans
(Dollars in thousands)
Commercial	$ 88,693	$ 17,385	$ 31,298	$ 73,269	$ 6,547	$217,192	32.3%
Commercial real estate	107,047	19,606	22,449	35,115	13,135	$197,352	29.4%
Commercial construction, including all land development loans	48,865	3,146	13,598	868	816	$ 67,293	10.0%
Multifamily	9,133	135	1,078		7,721	$ 18,067	2.7%
Residential real estate	41,614	6,904	4,136	8,399	4,491	$ 65,544	9.7%
Residential construction	59,411	5,631	8,050	9,177	1,249	$ 83,518	12.4%
Consumer	9,629	2,140	1,449	4,377	692	$ 18,287	2.7%
Municipal	4,766	295	--	--	--	$ 5,061	0.8%
Total	$369,158	$ 55,242	$ 82,058	$ 131,205	$34,651	$672,314	100.0%

Percent of total loans in geographic area	54.90%	8.22%	12.21%	19.52%	5.15%	100.0%

Total deposits increased $28.9 million, or 3.7% in 2009 compared to 2008. In the fourth quarter, however, management intentionally reduced brokered deposits by $21.7 million and collateralized deposits by $9.8 million, which offset $12.2 million growth in other deposits, resulting in a total decline in deposits of $19.3 million. Transaction account deposits comprised 62.1% of total deposits at December 31, 2009, up from 60.2% a year ago. Deposits gathered within the bank's branch footprint increased to $764.9 million at the end of the year, compared to $732.5 million a year ago.

DEPOSITS
(Dollars in thousands)	12/31/2009	% of total	9/30/2009	% of total	12/31/2008	% of total
Non-interest bearing demand accounts	$168,243	20.5%	$153,271	18.3%	$154,265	19.4%
NOW & Money market accounts	340,070	41.5%	340,722	40.6%	321,556	40.7%
Savings & IRA accounts	77,623	9.5%	80,182	9.6%	78,671	10.0%
Certificates of deposit (CDs)	86,382	10.6%	89,457	10.7%	98,744	12.5%
Jumbo CDs	82,249	10.0%	83,774	10.0%	63,695	8.1%
Brokered CDs	54,428	6.6%	76,136	9.0%	57,956	7.3%
CDARS CDs to local customers	10,326	1.3%	15,123	1.8%	15,525	2.0%
Total Deposits	$819,321	100.0%	$838,665	100.0%	$790,412	100.0%

  "One of the most important measures of a bank's franchise value in today's market is the quality of its deposit base and the organization's ability to gain deposit market share in the communities in which it operates. On every measure of deposit quality, we score very well," said Doug Wright, Chief Financial Officer.  "We have the top community bank market share in Northern Idaho, and are the market share leader in 5 of the 11 markets where we operate. We also have a consistent track record of entering new markets and rapidly gaining market share."

"Available-for-sale investments totaled $181.8 million at December 31, 2009, an increase of 23.1% over $147.6 million at December 31, 2008," Wright noted. "We continue to maintain high levels of liquidity on our balance sheet which includes higher levels of liquid marketable securities." The securities portfolio contains $32.2 million in private mortgage-backed securities, for which a $526,000 credit loss impairment was recognized in 2009.

Stockholders' equity totaled $89.2 million at December 31, 2009, compared to $110.5 million at December 31, 2008. Book value per common share at December 31, 2009, totaled $7.62 compared to $8.63 at September 30, 2009, and $10.24 at December 31, 2008. Tangible book value per common share totaled $6.18 compared to $8.77 at December 31, 2008. Tangible stockholders' equity to tangible assets was 7.22%, down from 8.99% at December 31, 2008. Tangible common equity to tangible assets totaled 4.84%, compared to 6.69% at December 31, 2008.

Income Statement Summary

Net interest income before provision for loan losses totaled $38.7 million for the year ended December 31, 2009, down from $43.0 million in 2008. Fourth quarter net interest income before provision was $8.9 million, down from $9.7 million in the third quarter and $9.4 million in the fourth quarter a year ago. Lower interest rates, a more conservative asset mix with more low yielding cash investments and securities, and interest reversals on nonperforming loans impacted net interest income in 2009.

The net interest margin was 3.91% in 2009, compared to 4.50% in 2008. Net interest margin was 3.60%, for the fourth quarter of 2009 compared to 3.91% for the sequential quarter and 3.82% for the same quarter last year. Intermountain's net interest margin continues to be well above the 3.24% average of the banks in the SNL Bank and Thrift Index, despite the impact of reversal of interest on loans placed in non-accrual status or charged down. A 113 basis point drop in the yield on earning assets during the year was partially offset by a 54 basis point drop in the cost of interest-bearing liabilities. The cost on interest bearing liabilities was 1.66% in 2009, which reflects the strong, low-cost funding mix resulting from the high percent of local core deposits in the deposit base. "We anticipate that the margin will stabilize in 2010, as we continue to lower funding costs and the amount of interest reversed on problem loans stabilizes or decreases," noted Wright.

Intermountain recorded a $36.3 million provision for loan loss in 2009, which included a fourth quarter provision of $11.1 million, compared to $10.4 million in 2008 which included a $5.5 million provision in the fourth quarter. Net charge-offs (NCOs) in 2009 totaled $36.2 million or 5.04% of average loans compared to $5.7 million, or 0.75% of average loans in 2008. For the fourth quarter, NCOs were $12.1 million compared to $10.4 million in the third quarter and $2.1 million in the fourth quarter of 2008. "Net charge-offs remained high during the year and the quarter, as we continue to aggressively address the problems in our loan portfolio," noted Hecker. "While we believe that credit costs will remain elevated in 2010, we do not anticipate that they will be of the magnitude we saw in 2009." At December 31, 2009, the allowance for loan loss totaled 2.47% of total loans and 87.2% of nonperforming loans compared to 2.14% of total loans and 60.2% of nonperforming loans a year ago.

Other income in 2009 was $12.0 million, compared to $13.9 million in 2008, reflecting lower gains on sales of securities and lower fee income, as the weak economy impacted deposit fees and secured savings contract income. Other income in the fourth quarter of 2009 was $2.7 million down from $3.1 million for the sequential quarter and $2.9 million for the fourth quarter 2008.

Operating (non-interest) expenses for 2009 were $49.6 million compared to $45.4 million in 2008. Operating expenses for the fourth quarter of 2009 totaled $13.2 million, up from $13.0 million in the third quarter and $12.1 million in the fourth quarter 2008. Higher FDIC insurance premiums, increased expenses and write downs on the OREO portfolio, and higher collection and legal fees on loans produced the increase in overhead in 2009. These expenses totaled $7.8 million in 2009, compared to $1.5 million in 2008. Other non-interest expense, excluding the credit and FDIC costs noted above, declined to $41.9 million in 2009 from $43.9 million in 2008, reflecting the Company's efforts in lowering other controllable expenses.

In particular, employee compensation and benefits expense decreased 11.0% for the year and 3.4% from the sequential quarter, reflecting the cost control efforts implemented during the year. "We are doing more with less at every level of the organization," said Hecker. "In addition, we have eliminated bonuses for executives and management and have reduced overall employee count, primarily through attrition, to reduce costs."

About Intermountain Community Bancorp:

Intermountain is headquartered in Sandpoint, Idaho, and operates as four separate divisions with twenty banking locations in three states. Its banking subsidiary, Panhandle State Bank, offers financial services through northern Idaho offices in Sandpoint, Ponderay, Bonners Ferry, Priest River, Coeur d'Alene, Post Falls, Rathdrum and Kellogg. Intermountain Community Bank, a division of Panhandle State Bank, operates branches in southwest Idaho in Weiser, Payette, Nampa, Caldwell and Fruitland, as well as in Ontario, Oregon. Intermountain Community Bank Washington, a division of Panhandle State Bank, operates branches in downtown Spokane and Spokane Valley, Washington. Magic Valley Bank, a division of Panhandle State Bank, operates branches in Twin Falls and Gooding, Idaho.

All data contained in this report have been prepared on a consolidated basis for Intermountain Community Bancorp. IMCB's shares are listed on the OTC Bulletin Board, ticker symbol IMCB.

Additional information on Intermountain Community Bancorp, and its internet banking services, can be found at www.intermountainbank.com.

Forward Looking Statements

This news release contains forward-looking statements within the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include but are not limited to statements about the Company's plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control. Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties. These include but are not limited to the following and the other risks described in the "Risk Factors," "Business," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections, as applicable, of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and the Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2009: the possibility of adverse economic developments that may, among other things, increase default and delinquency risks in the Company's loan portfolio; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for the Company's loan and other products; lower-than-expected revenue or cost savings in connection with acquisitions; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment. Readers are cautioned that forward-looking statements in this release speak only as of the date of this release. The Company does not undertake any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

INTERMOUNTAIN COMMUNITY BANCORP CONSOLIDATED BALANCE SHEETS (Unaudited)

	December 31,	September 30,	December 31,
	2009	2009	2008
	(Dollars in thousands,
	except per share amounts)
ASSETS

Cash and cash equivalents	$105,697	$50,519	$94,825
Loans receivable, net	655,602	699,047	752,615
Loans held for sale	6,574	4,048	933
Investments and asset-backed securities ("ABS") available for sale	181,784	180,808	147,618
Investments and ABS held to maturity	15,177	15,189	17,604
Federal Home Loan Bank of Seattle stock, at cost	2,310	2,310	2,310
Office properties and equipment, net	42,425	42,749	44,296
Goodwill	11,662	11,662	11,662
Other intangible assets, net	439	472	576
Bank-owned life insurance	8,397	8,308	8,037
Other real estate owned	11,538	14,395	4,541
Prepaid expenses and other assets	38,635	28,818	20,538
Total assets	$1,080,240	$1,058,325	$1,105,555

LIABILITIES
Deposits	$819,321	$838,665	$790,412
Advances from Federal Home Loan Bank	49,000	24,000	46,000
Repurchase agreements	95,233	70,493	109,006
Other borrowings	16,527	16,527	40,613
Accrued expenses and other liabilities	10,936	11,038	9,039
Total liabilities	991,017	960,723	995,070

STOCKHOLDERS' EQUITY
Common stock	78,569	78,481	78,261
Preferred stock	25,461	25,381	25,149
Accumulated other comprehensive loss (1)	(4,840)	(4,663)	(5,935)
Retained earnings (deficit)	(9,967)	(1,597)	13,010
Total stockholders' equity	89,223	97,602	110,485
Total liabilities and stockholders' equity	$1,080,240	$1,058,325	$1,105,555

Book value per common share, excluding preferred stock	$7.62	$8.63	$10.24
Tangible Book Value per common share, excluding preferred stock (2)	$6.18	$7.18	$8.77
Shares outstanding at end of period	8,365,836	8,365,836	8,333,009
Stockholders' Equity to Total Assets	8.26%	9.22%	9.99%
Tangible Stockholders' Equity to Tangible Assets (3)	7.22%	8.17%	8.99%
Tangible Common Equity to Tangible Assets	4.84%	5.74%	6.69%

(1) Net of deferred income taxes
(2) Amount represents common stockholders' equity less net goodwill and other intangible assets divided by total shares outstanding
(3) Amount represents stockholders' equity less net goodwill and other intangible assets divided by assets less net goodwill and other intangible assets

INTERMOUNTAIN COMMUNITY BANCORP CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended
	December 31,	September 30,	December 31,
	2009	2009	2008
	(Dollars in thousands,
	except per share amounts)
Interest income:
Loans	$10,192	$11,051	$ 12,556
Investments	2,225	2,552	2,122
Total interest income	12,417	13,603	14,678

Interest expense:
Deposits	2,730	3,022	3,708
Borrowings	782	920	1,583
Total interest expense	3,512	3,942	5,291

Net interest income	8,905	9,661	9,387

Provision for losses on loans	(11,119)	(3,756)	(5,512)
Net interest income (loss) after provision for losses on loans	(2,214)	5,905	3,875

Other income:
Fees and service charges	1,897	1,941	2,167
Loan related fee income	639	624	380
Net gain on sale of securities	--	500	--
Other-than-temporary impairment on investments	(84)	(198)	--
Bank-owned life insurance	89	91	85
Other income	125	149	283
Total other income	2,666	3,107	2,915

Operating expenses:
Salaries and employee benefits	5,482	5,673	6,379
Occupancy expense	1,925	1,814	1,900
FDIC assessment	569	394	130
OREO expense	578	242	59
OREO chargeoffs	1,551	1,162	662
Loss on sale of OREO	50	167	--
Other expenses	3,080	3,504	2,934
Total operating expenses	13,235	12,956	12,064

Loss before income taxes	(12,783)	(3,944)	(5,274)
Income tax benefit	4,831	1,702	2,379

Net loss	(7,952)	(2,242)	(2,895)

Preferred stock dividend	418	416	45

Net loss applicable to common stockholders	$(8,370)	$(2,658)	$ (2,940)

Loss per share — basic	$(1.00)	$(0.32)	$ (0.35)
Loss per share — diluted	$(1.00)	$(0.32)	$ (0.35)

Weighted-average common shares outstanding — basic	8,365,836	8,365,836	8,315,234
Weighted-average common shares outstanding — diluted	8,365,836	8,365,836	8,315,234

INTERMOUNTAIN COMMUNITY BANCORP CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
	Twelve Months Ended
	December 31,	December 31,
	2009	2008
	(Dollars in thousands,
	except per share amounts)
Interest income:
Loans	$ 44,594	$ 55,614
Investments	10,256	8,195
Total interest income	54,850	63,809

Interest expense:
Deposits	12,339	14,640
Borrowings	3,831	6,171
Total interest expense	16,170	20,811

Net interest income	38,680	42,998

Provision for losses on loans	(36,329)	(10,384)
Net interest income after provision for losses on loans	2,351	32,614

Other income:
Fees and service charges	7,394	8,838
Loan related fee income	2,467	1,585
Net gain on sale of securities	1,795	2,182
Other than temporary impairment on investments	(526)	--
Bank-owned life insurance	360	324
Other income	501	1,003
Total other income	11,991	13,932

Operating expenses:
Salaries and employee benefits	22,512	25,301
Occupancy expense	7,515	7,496
FDIC assessment	2,373	511
OREO expense	1,092	144
OREO chargeoffs	3,643	767
(Gain)/loss on sale of OREO	319	(8)
Other expenses	12,176	11,161
Total operating expenses	49,630	45,372

Income (loss) before income taxes	(35,288)	1,174
Income tax benefit	13,973	80

Net income (loss)	(21,315)	1,254

Preferred stock dividend	1,662	45

Net income (loss) applicable to common stockholders	$ (22,977)	$ 1,209

Earnings/(loss) per share — basic	$ (2.75)	$ 0.15
Earnings/(loss) per share — diluted	$ (2.75)	$ 0.14

Weighted-average common shares outstanding — basic	8,360,654	8,294,502
Weighted-average common shares outstanding — diluted	8,360,654	8,514,836

INTERMOUNTAIN COMMUNITY BANCORP KEY PERFORMANCE RATIOS

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2009	2009	2008	2009	2008
Net Interest Spread:
Yield on Loan Portfolio	5.71%	5.98%	6.46%	6.05%	7.13%
Yield on Investments & Cash	3.23%	4.09%	4.13%	4.07%	4.68%
Yield on Interest-Earning Assets	5.02%	5.50%	5.97%	5.55%	6.68%

Cost of Deposits	1.29%	1.45%	1.87%	1.51%	1.95%
Cost of Advances	2.53%	4.26%	3.78%	3.64%	3.92%
Cost of Borrowings	1.98%	2.05%	3.32%	2.05%	3.01%
Cost of Interest-Bearing Liabilities	1.42%	1.61%	2.17%	1.66%	2.20%

Net Interest Spread	3.60%	3.90%	3.80%	3.89%	4.48%

Net Interest Margin	3.60%	3.91%	3.82%	3.91%	4.50%

Performance Ratios:
Return on Average Assets	-2.95%	-0.82%	-1.07%	-1.96%	0.12%
Return on Average Common Stockholders' Equity	-48.83%	-14.49%	-13.42%	-30.32%	1.35%
Return on Average Common Tangible Equity (1)	-59.43%	-17.40%	-15.62%	-36.14%	1.57%
Operating Efficiency	114.38%	101.48%	98.06%	97.95%	79.70%
Noninterest Expense to Average Assets	4.91%	4.75%	4.45%	4.56%	4.31%

(1) Average common tangible equity is average common stockholders' equity less average net goodwill and other intangible assets.
INTERMOUNTAIN COMMUNITY BANCORP LOAN DATA

	December 31,	September 30,	December 31,
	2009	2009	2008
	(Dollars in thousands)

Net Charge-Offs to Average Net Loans (Annual)	5.04%	n/a	0.74%
Loan Loss Allowance to Total Loans	2.47%	2.46%	2.14%

Nonperforming Assets:
Accruing Loans-90 Days Past Due	$ 586	$ 471	$ 913
Nonaccrual Loans	18,468	21,858	26,365
Total Nonperforming Loans	19,054	22,329	27,278
OREO	11,538	14,395	4,541
Total Nonperforming Assets ("NPA")	$ 30,592	$ 36,724	$ 31,819

NPA to Total Assets	2.83%	3.47%	2.88%
NPA to Net Loans Receivable	4.67%	5.25%	4.23%
NPA to Risk Based Capital (Bank)	29.67%	33.84%	24.58%
NPA to Tangible Equity + Allowance for Loan Loss	32.64%	35.63%	27.75%
Loan Delinquency Ratio (30 days and over)	0.93%	1.48%	0.90%

CONTACT: Intermountain Community Bancorp
         Carolyn Shaw, Senior Vice President,
          Risk Manager and Financial Accounting Officer
         (509) 944-3888
         carolyn.shaw@intermountainbank.com